SAMOYED ENERGY CORP. EXTENDS

LETTER OF INTENT WITH

ADVANCED VOICE RECOGNITION SYSTEMS, INC.

EDMONTON, ALBERTA, CANADA – March 31, 2008 – Samoyed Energy Corp. (OTC BB: SMYD) today announced the extension of its letter of intent for a business combination with Advanced Voice Recognition Systems, Inc. (“AVRS”) and other transactions that, upon completion, would result in the current shareholders of AVRS becoming owners of an aggregate of 140,000,000 shares of SMYD common stock, or approximately 86% of the then outstanding common stock of SMYD.

The letter of intent was announced in February 2008 and included a provision for expiry if the formal exchange agreement was not signed within 60 days.  The letter of intent has been amended to extend this period to May 15, 2008 as additional time is needed to complete the audit of the financial statements of AVRS.

The full text of the amendment to the letter of intent is attached to the company’s 8-K report as filed with the U.S. Securities and Exchange Commission (“SEC”).  The letter of intent, as amended, is an expression of intent only, and is subject to the parties entering into a formal exchange agreement.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements as determined by the SEC.  All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that SMYD believes or anticipates will or may occur in the future are forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of SMYD to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include the completion of reviews by SMYD and AVRS of each company’s records and business activities, completion of an exchange agreement satisfactory to all parties, prospects for commercial acceptance of AVRS’ products, the availability of financing, general economic and business conditions, and other factors over which SMYD has little or no control.  SMYD does not intend (and is not obligated) to update publicly any forward-looking statements.  The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the recent filings of SMYD with the SEC.

Contact:

780-428-6022